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                          September 7, 2021

       John Keeler
       Chief Executive Officer
       Blue Star Foods Corp.
       3000 NW 109th Avenue
       Miami, Florida 33172

                                                        Re: Blue Star Foods
Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed August 31,
2021
                                                            File No. 333-259197

       Dear Mr. Keeler:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Evan
Ewing at 202-551-5920 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing